UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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☐ Definitive Proxy Statement
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STATE NATIONAL BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Press Release

Contact: DON COSBY	For release after market close
Phone: (817) 547-1152	3 P.M. CDT, September 22, 2006
STATE NATIONAL BANCSHARES, INC. CALLS SPECIAL SHAREHOLDERS MEETING AND
SETS RECORD DATE
FORT WORTH, TX, SEPTEMBER 22, 2006: State National Bancshares, Inc. (Nasdaq: SNBI) today announced that its board of directors has scheduled a special meeting of shareholders for Wednesday, November 15, 2006, at 2:00 p.m., Fort Worth, Texas time, to consider and vote upon the previously announced merger with Banco Bilbao Vizcaya Argentaria, S.A. (NYSE: BBV). The meeting will be held at the Renaissance Worthington Hotel located at 200 Main Street in Fort Worth, Texas 76102. Shareholders of record at the close of business on September 29, 2006 will be entitled to notice of and to vote at the special meeting of shareholders.
ABOUT STATE NATIONAL BANCSHARES, INC.
State National Bancshares is a bank holding company, headquartered in Fort Worth, Texas, offering a broad range of financial products and services primarily through its main subsidiary, State National Bank, a national banking association.

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State National Bank operates through a network of 43 banking centers located throughout Texas and Southern New Mexico. State National Bank’s lending services include real estate, mortgage, consumer and commercial loans to small to medium-sized businesses. State National Bank’s lending operations are complemented with an array of retail and commercial deposit products. State National Bank also offers trust and wealth management services such as life insurance and securities products.
On June 12, 2006, State National Bancshares entered into a definitive agreement with Banco Bilbao Vizcaya Argentaria, S.A., a bank organized under the laws of Spain, (“BBVA”) (MADRID:BBVA) pursuant to which BBVA has agreed to acquire State National Bancshares for approximately $480 million in cash to be financed through BBVA’s internal resources. Under the terms of the agreement, BBVA will pay approximately $480 million in cash (or $38.50 on a per share basis) in exchange for all of State National Bancshares’ outstanding common stock and options.
FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about State National Bancshares that is intended to be covered by the safe harbor for “forward-looking statements” provided by
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the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of State National Bancshares. State National Bancshares cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which State National Bancshares operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect State National Bancshares’ business or regulatory capital requirements, or that alter the regulatory
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capital treatment of the State National Bancshares’ trust preferred securities; changes in the securities markets and other risks that are described in State National Bancshares’ public filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, State National Bancshares’ results could differ materially from those expressed in, implied or projected by such forward-looking statements. State National Bancshares assumes no obligation to update such forward-looking statements.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction, State National Bancshares has filed a preliminary proxy statement with the SEC and will file a definitive proxy statement with the SEC to be used to solicit shareholder approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. Shareholders of State National Bancshares are urged to read the definitive proxy statement regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents. The definitive proxy statement will be mailed to shareholders of State National Bancshares. You will be able to obtain a free copy of the
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definitive proxy statement, as well as other filings containing information about State National Bancshares with the SEC at the SEC’s website at www.sec.gov. Copies of the definitive proxy statement can also be obtained, when available, without charge, by directing a request to State National Bancshares, Inc., Investor Relations, 4500 Mercantile Plaza Drive, Suite 300, Fort Worth, Texas 76137-4225 or at State National Bancshares, Inc.’s Investor Relations page on its corporate website at www.statenationalbank.com.